U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 15, 2015

FIRST HARTFORD CORPORATION
(Exact name of Company as specified in its charter)

Maine	0-8862	01-00185800
[State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

149 Colonial Road, Manchester, Connecticut	06040
(Address of principal executive offices)	(Zip Code)

860-646-6555
(Company's telephone number)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2):

[_]  Written communications pursuant to Rule 425 under the Securities Act

      (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

      Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

      Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Death of a Director and the principal financial officer.  On June 15, 2015, First Hartford Corp. (the “Company”) through a special meeting of its board of directors filled the vacancies of Secretary, and of Treasurer of the Company.  The vacancies were created by the untimely recent death of its long time treasurer, secretary, and director:  Stuart I. Greenwald.  Mr. Greenwald was both a director and the principal financial officer of the Company.  No replacement on the board for the director vacancy will be filled at this time.

Principal Financial Officer:  Eric Harrington.  On June 15, 2015, Eric Harrington was appointed to be Treasurer of the Company.  Mr. Harrington was hired in January 2015 as the Manager of Accounting; he will now serve as the Treasurer and as the principal financial officer of the Company.  Mr. Harrington has been a CPA since 1995; he holds a B.S. in Business Administration, 1991, from Western New England College.  His recent prior business experience has been:  Director of Accounting at FM Facility Maintenance from 2012 to January, 2015; United Technologies from 2005 through 2012 in various manager of accounting and controller positions at several of its subsidiaries; Gerber Scientific 1995 through 2005 in various manager of accounting and controller positions; and at Price Waterhouse from 1991 through 1995 as an accountant.

Secretary:  Jeffrey Carlson.  On June 15, 2015, Jeffrey Carlson was appointed to be Secretary of the Company.  Mr. Carlson has been serving as General Counsel since 2000, and has been counsel to the Company since 1981; he was admitted to the practice law in the State of Connecticut in January 1982.  Mr. Carlson holds a B.A. from Fairfield University, and a law degree from Southwestern University School of Law.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

(Company)

FIRST HARTFORD CORPORATION

By:  /s/ Eric Harrington

          Eric Harrington, Treasurer

Date:      June 17, 2015